Exhibit 99.1

Calyxt, Inc. Exploring Strategic Alternatives

ROSEVILLE, Minn., Sept. 22, 2022 — Calyxt, Inc. (Nasdaq: CLXT) (“Calyxt”), a plant-based synthetic biology company, today announced that its Board of Directors is evaluating potential strategic alternatives to maximize shareholder value. As part of the process, the Board is considering a full range of strategic alternatives, which may include financing alternatives, merger, reverse merger, other business combinations, sale of assets, licensing, or other transactions. Calyxt has retained Canaccord Genuity as its financial advisor and Sidley Austin as its legal counsel to assist in evaluating potential strategic alternatives.

There can be no assurance that the evaluation of strategic alternatives will result in any strategic alternative, or any assurance as to its outcome or timing. Calyxt has not set a timetable for completion of the process and does not intend to disclose developments related to the process unless and until Calyxt executes a definitive agreement with respect thereto, or the Board otherwise determines that further disclosure is appropriate or required.

About Calyxt

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biology company. The Company leverages its proprietary PlantSpring™ technology platform to engineer plant metabolism to produce innovative high value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, the Company’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. Calyxt’s diversified offerings are primarily delivered through its proprietary BioFactory™ production system. For more information, visit www.calyxt.com.

PlantSpring, BioFactory, Plant Cell Matrix™, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “intend,” “may,” “potential,” “intend,” or the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the board of director’s evaluation of potential strategic alternatives and their impact on shareholder value. The outcome and timing of actual developments could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to changes in macroeconomic and market conditions, any impact of this evaluation process on the Company’s negotiations with potential customers, volatility and dislocations in the capital markets and other important factors discussed in the Company’s filings with the SEC, including in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 3, 2022 and its subsequent reports filed with the SEC. Any forward-looking statements made by the Company in this press release are based only on currently available information and speak only as of the date of this press release. Except as otherwise required by securities and other applicable laws, the Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.